Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of First Financial Service Corporation of our report dated March 12, 2008 with respect to the consolidated financial statements of First Financial Service Corporation, and the effectiveness of internal control over financial reporting, which report appears in the Annual Report on Form 10-K of First Financial Service Corporation for the year ended December 31, 2007 and to the reference to us under the heading “Experts” in the prospectus.

Crowe Horwath LLP

Louisville, Kentucky
February 5, 2009